UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Act of 1934
Filed by the Registrant ☒
Filed by a Party other than Registrant ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12
W. P. Carey & Co. LLC

(Name of Registrant as Specified in its Charter)
W. P. Carey & Co. LLC

(Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee Computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined)

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[WPCAREY LOGO]
May 1, 2006
Notice of Annual Meeting of Shareholders
To Be Held Wednesday, June 7, 2006
Dear W. P. Carey & Co. LLC Shareholder:
      The 2006 Annual Meeting of Shareholders of W. P. Carey & Co. LLC will be held at The New York Hilton Hotel, 1335 Avenue of the Americas, New York, New York on Wednesday, June 7, 2006 at 2:00 p.m. for the following purposes:

•	To elect eleven directors for the following year;

•	To amend the W. P. Carey & Co. LLC Amended and Restated Limited Liability Company Agreement to conform the provision regarding sales of assets to a corresponding provision of the Delaware General Corporation Law; and

•	To transact such other business as may properly come before the meeting.
      Only shareholders who owned stock at the close of business on April 13, 2006 are entitled to vote at the meeting. W. P. Carey & Co. LLC mailed this Proxy Statement, proxy and its Annual Report to shareholders on or about May 1, 2006.

By Order of the Board of Directors

Susan C. Hyde
Executive Director and Secretary
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You can vote your shares by using the telephone or through the Internet. Instructions for using these services are set forth on the enclosed proxy. You may also vote your shares by marking your votes on the enclosed proxy, signing and dating it and mailing it in the business reply envelope provided. If you attend the Annual Meeting, you may withdraw your proxy and vote in person.

PROPOSAL ONE
NOMINATING PROCEDURES
NOMINEES FOR THE BOARD OF DIRECTORS
EXECUTIVE OFFICERS OF W. P. CAREY & CO. LLC
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
COMMITTEES OF THE BOARD OF DIRECTORS
Compensation Committee Report on Executive Compensation
Employment Agreements
Audit Committee Report
SHAREHOLDER PROPOSALS AND OTHER COMMUNICATIONS
PERFORMANCE GRAPH
DIRECTOR INDEPENDENCE
CODES OF ETHICS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL TWO
AMENDMENT OF THE W. P. CAREY & CO. LLC AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT PUBLIC ACCOUNTANTS
INCORPORATION BY REFERENCE

W. P. CAREY & CO. LLC

PROXY STATEMENT
May 1, 2006

QUESTIONS & ANSWERS
The accompanying Proxy is solicited by the board of directors of W. P. Carey & Co. LLC, a Delaware corporation, for use at its annual meeting of shareholders (the “Annual Meeting”) to be held at The New York Hilton Hotel, 1335 Avenue of the Americas, New York, New York on Wednesday, June 7, 2006 at 2:00 p.m., or any adjournment thereof. As used herein, “W. P. Carey & Co.”, the “Company”, “we” and “us” refer to W. P. Carey & Co. LLC.
Who is soliciting my proxy?
The directors of W. P. Carey & Co. LLC are sending you this Proxy Statement and enclosed proxy.
Who is entitled to vote?
W. P. Carey & Co. LLC’s shareholders as of the close of business April 13, 2006 (the “Record Date”) are entitled to vote at the Annual Meeting.
How do I vote?
You may vote your shares either by attending the Annual Meeting, by telephone, through the Internet, or by completing the enclosed proxy card. To vote by telephone, call the specially designated telephone number set forth on the enclosed proxy card. To vote through the Internet, use the Internet voting site listed on the enclosed proxy card. To vote by proxy, sign and date the enclosed proxy card and return it in the enclosed envelope. If you return your proxy but fail to mark your voting preference, your shares will be voted FOR each of the nominees and for the proposal. We suggest that you return a proxy even if you plan to attend the meeting.
May I revoke my proxy?
Yes, you may revoke your proxy at any time before the meeting by notifying W. P. Carey & Co. LLC’s Secretary or submitting a new proxy, or by voting in person at the meeting. The mailing address is 50 Rockefeller Plaza, New York, New York 10020. You should mail your notice of revocation of proxy to that address.
How many shares may vote?
At the close of business on the Record Date, April 13, 2006, W. P. Carey & Co. LLC had 37,892,559 listed shares outstanding and entitled to vote. Every shareholder is entitled to one vote for each share held.
What is a “quorum?”
A “quorum” is the presence, either in person or represented by proxy, of a majority of the shares entitled to vote at the meeting. There must be a quorum for the meeting to be held.
How many votes are required at the meeting for shareholder approval?
Assuming a quorum is present, with respect to the election of directors, each share may be voted for as many individuals as there are directors to be elected. A plurality of all the votes cast shall be sufficient to elect a director. The affirmative vote of a majority of the issued and outstanding shares entitled to vote at the meeting is required for the approval of the amendment to the Amended and Restated Limited Liability Agreement. The affirmative vote of a majority of the shares actually cast on the matter at the meeting is required for the election of directors and with the approval of any other routine matter that may be presented at the meeting. In each case, abstentions and broker “non-votes,” which arise when a broker cannot vote on a particular matter because the matter is not routine and the beneficial owner of the shares has not given applicable instructions to the broker, are counted for quorum purposes, but are not counted as votes for or against any matter. For these reasons, for any matter before the shareholders at the meeting, abstentions and broker “non-votes” have no effect on whether the votes cast at the meeting are enough for approval of the matter.
How will voting on shareholder proposals be conducted?
We do not know of other matters that are likely to be brought before the meeting. However, if any other matters properly come before the Annual Meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment.
Who will pay the cost for this proxy solicitation and how much will it cost?
W. P. Carey & Co. LLC will pay the cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed proxy. In addition to the solicitation of proxies by mail, we may utilize some of the officers and employees of our wholly-owned subsidiaries, Carey Asset Management Corp. (Carey Asset Management) and Carey Management Services, Inc. (Carey Management Services) (who will receive no compensation in addition to their regular salaries), to solicit proxies personally and by telephone. Currently, we do not intend to retain a solicitation firm to assist in the solicitation of proxies, but if sufficient proxies are not returned to us, we may retain an outside firm to assist in proxy solicitation for a fee estimated not to exceed $30,000, plus out-of-pocket expenses. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy statement to their principals and to request authority for the execution of proxies, and will reimburse such persons for their expenses in so doing. We expect the total cost of this proxy solicitation, assuming an outside solicitation firm is not needed, to be approximately $65,000.
When are shareholder proposals for the 2007 Annual Meeting due?
We must receive any proposal that a shareholder intends to present at W. P. Carey & Co. LLC’s 2007 Annual Meeting of shareholders no later than December 15, 2006 in order to be included in the Proxy Statement and form of proxy relating to that meeting.
References in this Proxy Statement to W. P. Carey & Co. LLC or the Company include W. P. Carey & Co. LLC’s affiliates and subsidiaries, except where the context otherwise indicates.
      W. P. Carey & Co. LLC will provide shareholders, without charge, a copy of W. P. Carey & Co. LLC’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005, including the financial statements and management’s report of internal controls over financial reporting and schedules attached thereto, upon written request to Ms. Susan C. Hyde, Director of Investor Relations, at W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, New York 10020.
PROPOSAL ONE
ELECTION OF DIRECTORS
      At the Annual Meeting, you and the other shareholders will elect eleven directors, each to hold office until the next Annual Meeting of shareholders except in the event of death, resignation or removal. If a nominee is unavailable for election, proxies will be voted for another person nominated by the Board of Directors. Currently, the Board is unaware of any circumstances which would result in a nominee being unavailable. Ten of the nominees are now members of the Board of Directors.
NOMINATING PROCEDURES
      The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. A shareholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary or any member of the Nominating and Corporate Governance Committee in writing with the information required by our Bylaws, which is set forth in more detail in “Shareholder Proposals and Other Communications,” below.
      Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request a search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee’s qualifications. As set forth in our Corporate Governance Guidelines, there are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks candidates who possess the background, skills, expertise, characteristics and time to make a significant contribution to the Board, W. P. Carey & Co. LLC and its shareholders. At least annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board.
      The Committee also considers such other relevant factors as it deems appropriate, including the balance of management and independent directors, the need for Audit Committee or other expertise and the qualifications of other potential nominees. In connection with its evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.
NOMINEES FOR THE BOARD OF DIRECTORS
      Unless otherwise specified, proxies will be voted for the election of the named nominees. If a nominee is unavailable for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee. No circumstances are presently known that would render the nominees unavailable. Other than Mr. Parente, each of the nominees is now a member of the Board of Directors. Ralph. F. Verni, a director since 2003, is not standing for re-election.
      Detailed information on each nominee for election to the Board of Directors is provided below.
Wm. Polk Carey
Age: 75
Director Since: 1996
      Mr. Carey, Chairman of the Board of Directors of W. P. Carey & Co. LLC, has been active in lease financing since 1959 and a specialist in net leasing of corporate real estate property since 1964. He also served as the Co-Chief Executive Officer of W. P. Carey & Co. LLC from 2002 until March 2005. Before founding W. P. Carey & Co., Inc. in 1973, he served as Chairman of the executive committee of Hubbard, Westervelt & Mottelay (now Merrill Lynch Hubbard), head of Real Estate and Equipment Financing at Loeb Rhoades & Co. (now Lehman Brothers), head of Real Estate and Private Placements, director of Corporate Finance and Vice Chairman of the Investment Banking Board of duPont Glore Forgan Inc. A graduate of the University of Pennsylvania’s Wharton School, Mr. Carey also received his Sc.D. honoris causa from Arizona State University and is a Trustee of The Johns Hopkins University and of other educational and philanthropic institutions. He serves as Chairman of the Penn Institute for Economic Research. Mr. Carey also serves as Chairman of the Board of Corporate Property Associates 12 (“CPA®:12”), Corporate Property Associates 14

(“CPA®:14”), Corporate Property Associates 15 (“CPA®:15”) and Corporate Property Associates 16 – Global (“CPA®:16 – Global”). Mr. Carey is the brother of Francis J. Carey.
Gordon F. DuGan
Age: 39
Director Since: 1997
      Mr. DuGan, President and CEO of W. P. Carey & Co. LLC, joined W. P. Carey & Co. as Assistant to the Chairman in 1988 and in 1995 was elevated to Senior Vice President in the Acquisitions Department. From October 1995 until February 1997 he was chief financial officer of a Colorado-based wireless communications equipment manufacturer. Mr. DuGan rejoined W. P. Carey & Co. as Deputy Head of Acquisitions in February 1997, and was elected to Executive Vice President and Managing Director in June 1997, was elevated to President in 1999, elevated to Co-CEO in 2002, and became CEO in March 2005. Mr. DuGan serves as a director and CEO of CPA®:12, CPA®:14, CPA®:15 and CPA®:16 – Global. He serves as Trustee of the W. P. Carey Foundation. He also serves on the Board of the National Association of Real Estate Investment Trusts (NAREIT), the New York Pops and the Hewitt School and is a member of the Young Presidents Organization. Mr. DuGan received his B.S. in Economics from the Wharton School at the University of Pennsylvania.
Francis J. Carey
Age: 80
Director Since: 1996
      Mr. Carey was elected in 2000 as Vice Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of W. P. Carey & Co. LLC. Mr. Carey retired from his position as Vice Chairman in March 2005; he continues to serve as Chairman of the Executive Committee and as Chief Ethics Officer of the Company. Mr. Carey served as Chairman, Chief Executive Officer and a Director of Carey Diversified LLC from 1997 to 2000. From 1987 to 1997, Mr. Carey held various positions with W. P. Carey & Co., Inc. and its affiliates, including President and Director of W. P. Carey & Co., Inc., and President and Director of CPA®:10, CIP® and CPA®:12. Mr. Carey also served as Director of W. P. Carey & Co., Inc. from its founding in 1973 until 1997 and President of that company from 2000 to the present. He has served since 1990 as President and a Trustee of the W. P. Carey Foundation. Prior to 1987, he was senior partner in Philadelphia, head of the real estate department nationally and a member of the executive committee of Reed Smith LLP. He served as a member of the executive committee and Board of Managers of the Western Savings Bank of Philadelphia from 1972 until its takeover by another bank in 1982, and is a former chairman of the Real Property, Probate and Trust Section of the Pennsylvania Bar Association. He served as a member of the Board of Overseers of the School of Arts and Sciences at the University of Pennsylvania from 1983 to 1990. He has served as a trustee of Germantown Academy in Fort Washington, Pennsylvania from 1961 to the present, and as its President from 1966 to 1972. He has also served as a member of the Board of Trustees and executive committee of the Investment Program Association from 1990 to 2000, and as its Chairman from 1998 to 2000, and served on the Business Advisory Council of the Business Council for the United Nations from 1994 to 2002. He has served since 2002 on the Board of Trustees of the Maryland Historical Society and since 2004 as Senior Warden of St. Martin’s in the Field Episcopal Church in Biddeford Pool, Maine. He holds A.B. and J.D. degrees from the University of Pennsylvania and completed executive programs in corporate finance and accounting at Stanford University Graduate School of Business and the Wharton School of the University of Pennsylvania. Mr. Carey is the brother of Wm. Polk Carey.
Nathaniel S. Coolidge*
Age: 67
Director Since: 2002
      Mr. Coolidge was elected to the Board of Directors of W. P. Carey & Co. LLC in 2002 and currently serves as Chairman of its Audit Committee. Mr. Coolidge, former Senior Vice President of John Hancock Mutual Life Insurance Company, retired in 1996 after 23 years of service. From 1986 to 1996, Mr. Coolidge headed the Bond and Corporate Finance Department, which was responsible for managing its entire fixed income investments portfolio. Prior to 1986, Mr. Coolidge served as Second Vice President and Vice President. Mr. Coolidge is a graduate of Harvard University and served as a U.S. naval officer.
Eberhard Faber, IV*
Age: 69
Director Since: 1998
      Mr. Faber was elected to the Board of Directors of W. P. Carey & Co. LLC in 1998 and currently serves as Chairman of its Nominating and Corporate Governance Committee. He is also Chairman of the Board of King’s College in Wilkes-Barre, Pennsylvania. Mr. Faber held various posts with Eberhard Faber Inc., the worldwide manufacturer of writing products and art supplies, serving as Chairman and CEO from 1973 until 1987, when the company merged into Faber-Castell Corporation. He served as a Director of the Federal Reserve Bank of Philadelphia from 1980 to 1986, chairing its Budget and Operations Committee, and was Chairman of the Board of Citizen’s Voice Newspaper from 1992 to 2002. Currently, he is a member of the Northeast Pennsylvania Advisory Board of PNC Bank, N.A., where he served as a Director from 1994 to 1998, Trustee of the Geisinger Wyoming Valley Hospital and the Eberhard L. Faber Foundation, and a Borough Councilman of Bear Creek Village. In addition to graduating from Princeton University magna cum laude, he was a member of Phi Beta Kappa while serving as Chairman of The Daily Princetonian, and was a Fulbright Scholar and teaching fellow at the University of Caen in France.
Dr. Lawrence R. Klein*
Age: 85
Director Since: 1998
      Dr. Klein was elected to the Board of Directors of W. P. Carey & Co. LLC in 1998 and is Benjamin Franklin Professor Emeritus of Economics and Finance at the University of Pennsylvania and its Wharton School, having joined the faculty of the University in 1958. He is a holder of earned degrees from the University of California at Berkeley, the Massachusetts Institute of Technology, and has been awarded the Alfred Nobel Memorial Prize in Economic Sciences, as well as a number of honorary degrees. Founder of Wharton Econometric Forecasting Associates, Inc., Dr. Klein has been counselor to various corporations, governments and government agencies, including WealthEffect.com, the Federal Reserve Board and the President’s Council of Economic Advisers. Dr. Klein joined W. P. Carey & Co., Inc. in 1984 as Chairman of the Economic Policy Committee and as a Director. He also serves as a Trustee of the W. P. Carey Foundation.
George E. Stoddard
Age: 89
Director Since: 2000
      Mr. Stoddard, Senior Managing Director of W. P. Carey & Co. LLC, was elected to the Board of Directors in 2000. He is also a member of the Investment Committee. From 2000 until September 2005, he served as Chairman of the Investment Committee and Co-Chief Investment Officer. From 1979 to 2000, Mr. Stoddard was Chairman of the Investment Committee of W. P. Carey & Co., Inc. Mr. Stoddard was until 1979 officer-in-charge of the Direct Placement Department of The Equitable Life Assurance Society of the United States (Equitable), with responsibility for all activities related to Equitable’s portfolio of corporate investments acquired through direct negotiation. Mr. Stoddard was associated with Equitable for over 30 years. He holds an A.B. degree from Brigham Young University, an M.B.A. from Harvard Business School and an LL.B. from Fordham University Law School.
Charles C. Townsend, Jr.*
Age: 78
Director Since: 1998
      Mr. Townsend was elected to the Board of Directors of W. P. Carey & Co. LLC in 1998 and currently serves as Lead Director and Chairman of the Compensation Committee. Mr. Townsend is an Advisory

Director of Morgan Stanley & Co., having held such position since 1979. He is also a director of Cass County Iron Co. Mr. Townsend was a Partner and a Managing Director of Morgan Stanley & Co. from 1963 to 1978. Mr. Townsend holds a B.S.E.E. from Princeton University and an M.B.A. from Harvard University. Mr. Townsend served as a director of CIP® and CPA®:14 until 2000.
Karsten von Köller*
Age: 66
Director Since: 2003
      Dr. von Köller was elected to the Board of Directors of W. P. Carey & Co. LLC in December 2003. He is currently Chairman of Lone Star Germany, GmbH, a US private equity firm and is chairman and member of the board of managing directors of Allgemeine HypothekenBank Rheinboden AG. Dr. von Köller was the Chairman of the Board of Management for AHBR Bank. He is the former Chairman and Member of the Board of Managing Directors of Eurohypo AG. Prior to this, from 1984 through 2001, he was a member of the Board of Managing Directors of RHEINHYP Rheinische Hypothekenbank AG (Commerzbank group) where he was responsible for the bank’s commercial real estate lending activities outside Germany. Dr. von Köller was an Executive Vice President of Berliner Handels-und Frankfurter Bank (BHF-BANK), Frankfurt, and was responsible for the bank’s corporate customer business in northern and western Germany and in western industrial countries from 1981 through 1984. Before holding this position, from 1977 through 1980, he served as Senior Vice President and co-manager of the New York branch of BHF-BANK. From 1971 through 1976, he served in the syndicated loan and investment banking department of BHF-BANK, Frankfurt am Main. Dr. von Köller studied law at the Universities of Bonn and Munich and is a graduate of the Harvard Business School.
Reginald Winssinger*
Age: 63
Director Since: 1998
      Mr. Winssinger was elected to the Board of Directors of W. P. Carey & Co. LLC in 1998. Mr. Winssinger is founder and Chairman of National Portfolio, Inc., an Arizona-based firm involved in acquisition, financing, management and construction of commercial, multi-family, industrial and land development real estate projects. He spent ten years at the Winssinger family real estate company, a third-generation Belgian real estate enterprise, before coming to the United States in 1979 to expand their investment activity. Over a 20-year period he created and managed a $500 million portfolio of U.S. real estate investment for U.S. and European investors. He later formed Horizon Real Estate Group, Inc., doing business as NAI Horizon in Phoenix, Arizona, a full service real estate firm providing brokerage, property management, construction management and real estate consulting services. That group has now expanded its activity to the Las Vegas market. Mr. Winssinger currently manages multiple companies with real estate investments primarily in Arizona, California and Texas. He also serves as a director of Pierce-Eislen, Inc., and is the Honorary Consul of Belgium to Arizona. He attended the Sorbonne and is an alumnus of the University of California at Berkeley.
Charles E. Parente*
Age: 65
      Mr. Parente currently serves as Chief Executive Officer of Pagnotti Enterprises, Inc., a diversified holding company whose primary business includes workers’ compensation insurance, real estate, anthracite coal mining preparation and sales. Mr. Parente has also served as a director of Community Bank System, Inc., a bank holding company, and its affiliated bank, Community Bank, N.A., since May 2004. Prior to this, from 1988 through 1993, he served as President and Chief Executive Officer of C-TEC Corporation, a telecommunications and high-technology company. From 1970 through 1987, Mr. Parente was Chief Executive Officer and Managing Partner of Parente Randolph, PC, the leading independent accounting and consulting firm in Pennsylvania and among the top 30 in the country. Before this, from 1962 through 1970, he was a Principal at Deloitte, Haskins & Sells, a public accounting firm. Mr. Parente is a member of the Board of Directors of: Sordoni Construction Services, Inc., a real estate development company; Bertels Can Company, a private manufacturer of metal cans for the gift industry; Circle Bolt & Nut Co., a distributor of industrial products, and Frank Martz Coach Co. & Subsidiaries, a diversified transportation company. He is active with various civic and community organizations and is past Chairman of the Board of Directors of the Wyoming Valley Health Care System, Inc. and is a board member of The Luzerne Foundation and King’s College, where he also served as Chairman from 1989 through 1998. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. He graduated cum laude from King’s College in Wilkes-Barre, PA. Mr. Parente currently serves as a director of CPA®:12, CPA®:14 and CPA®:15, from which positions he has agreed to resign if elected to the Board of W. P. Carey & Co. LLC.

*	Independent Director
EXECUTIVE OFFICERS OF W. P. CAREY & CO. LLC
      W. P. Carey & Co. LLC’s executive officers are elected annually by the Board of Directors. Detailed information regarding the executive officers who are not directors as of the date of this Proxy Statement is set forth below.
Douglas E. Barzelay
Age: 58
      Mr. Barzelay joined W. P. Carey & Co. LLC as General Counsel in January 2005. Prior to joining W. P. Carey & Co. LLC, Mr. Barzelay was a partner at the law firm Patterson, Belknap, Webb & Tyler LLP in New York where his practice included corporate and securities matters, international transactions and mergers and acquisitions. From 1986 through 1995, he held several positions at Dime Bancorp, Inc. including as General Counsel from 1989 through 1995, where he was responsible for all legal affairs of the company and its in-house legal department. Mr. Barzelay received a B.A. from Yale University and a J.D. from Harvard Law School. Mr. Barzelay is also General Counsel of CPA®:12; CPA®:14; CPA®:15 and CPA®:16 – Global.
Mark J. DeCesaris
Age: 46
      Mr. DeCesaris became Acting Chief Financial Officer, Chief Administrative Officer and Managing Director on November 21, 2005. Mr. DeCesaris also serves as Acting Chief Financial Officer, Chief Administrative Officer and Managing Director for CPA®:12, CPA®:14 and CPA®:15 and CPA®:16 – Global. Mr. DeCesaris had been a consultant to W. P. Carey & Co. LLC’s finance department since May 2005. Prior to joining W. P. Carey & Co. LLC, from March 2003 to December 2004, Mr. DeCesaris was Executive Vice President for Southern Union Company, a natural gas energy company publicly traded on the NYSE, where his responsibilities included overseeing the integration of acquisitions and developing and implementing a shared service organization to reduce annual operating costs. From August 1999 to March 2003, he was Senior Vice President for Penn Millers Insurance Company, a property and casualty insurance company where he served as President and Chief Operating Officer of Penn Software, a subsidiary of Penn Millers Insurance. From 1994 to August 1999, he was President and Chief Executive Officer of System One Solutions, a business consulting firm that he founded. He started his career with Coopers & Lybrand in Philadelphia, PA and earned his CPA license in 1983. Mr. DeCesaris graduated from Kings College with a B.S. in Accounting and a B.S. in Information Technology. He currently serves as a member of the Board of Trustees of Kings College.
John D. Miller
Age: 61
      Mr. Miller joined W. P. Carey & Co. LLC in 2004 as Vice Chairman of Carey Asset Management Corporation and serves as Chief Investment Officer of W. P. Carey & Co. LLC. Mr. Miller founded StarVest Partners, L.P., a private equity/venture capital firm, in 1998, where he was its Co-Chairman and President. Mr. Miller continues to retain a Non-Managing Member interest in StarVest. From 1995 to 1998, he served as President of Rothschild Ventures Inc., the private investment unit of Rothschild North America, a subsidiary of the worldwide Rothschild Group. Before joining Rothschild in 1995, he held positions at two private equity firms, Credit Suisse First Boston’s Clipper group and Starplough Inc., an affiliate of Rosecliff. Prior to that, for 24 years Mr. Miller served in various investment units at the Equitable, including serving as President and CEO of Equitable Capital Management Corporation, a full-line investment advisory subsidiary with assets in excess of $36 billion and as head of Equitable Capital Management Corporation’s corporate finance department. He received his B.S. from the University of Utah and an M.B.A. from the University of Santa Clara. He currently serves on the Board of CKX, Inc. and is a Board observer of MessageOne, Inc., a StarVest portfolio company.
Thomas E. Zacharias
Age: 52
      Mr. Zacharias, Managing Director and Chief Operating Officer, joined W. P. Carey & Co. LLC in April 2002. He currently also serves as Managing Director and Chief Operating Officer of CPA®:12, CPA®:14 and CPA®:15, and as President of CPA®:16 – Global. Prior to joining W. P. Carey & Co. LLC, Mr. Zacharias was a Senior Vice President of MetroNexus North America, a Morgan Stanley Real Estate Funds Enterprise capitalized for the development of internet data centers. Prior to joining MetroNexus in October 2000, Mr. Zacharias was a Principal at Lend Lease Development U.S., a subsidiary of Lend Lease Corporation, a global real estate investment management company. Between 1981 and 1998, Mr. Zacharias was a senior officer at Corporate Property Investors which at the time of its merger into Simon Property Group in 1998, was the largest private equity REIT. He has over 25 years experience in acquisitions, financing, development, leasing and asset management in real estate. Mr. Zacharias received his undergraduate degree, magna cum laude, from Princeton University in 1976, and a Masters in Business Administration from Yale School of Management in 1979. He is a member of the Urban Land Institute, International Council of Shopping Centers and NAREIT, and currently serves as a Trustee of Groton School in Groton, Massachusetts. Mr. Zacharias previously served as an independent director of CIP® from 1997 to 2001, CPA®:12 from 1997 to 2000, CPA®:14 from 1997 to 2001 and CPA®:15 in 2001.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of shares as of the April 13, 2006 Record Date by each of W. P. Carey & Co. LLC’s directors, Chief Executive Officer and the named executive officers. The business address of the individuals listed is 50 Rockefeller Plaza, New York, NY 10020. Wm. Polk Carey beneficially owns 34.38%, Francis J. Carey beneficially owns 1.34% and Gordon F. DuGan beneficially owns 1.72%, respectively, of the shares of W. P. Carey & Co. LLC. No other director or officer beneficially owns more than 1% of the shares of W. P. Carey & Co. LLC. The directors and all executive officers as a group (including any current executive officers not named in the Summary Compensation Table) own approximately 38.32% of the shares.

	Amount of Shares
Name	Beneficially Owned(1)	Percentage

Francis J. Carey(2)(10)	511,939	1.34%
Wm. Polk Carey(3)(10)	13,025,625	34.38%
Gordon F. DuGan(4)(10)	651,453	1.72%
Eberhard Faber, IV(5)(6)	24,962	*
Lawrence R. Klein	8,983	*
Nathaniel S. Coolidge(6)	6,706	*
Charles C. Townsend, Jr.(6)(7)	19,320	*
Reginald Winssinger(6)	16,205	*
George E. Stoddard(8)	96,948	*
Karsten von Köller(9)	6,679	*
Ralph F. Verni(9)	6,679	*
Charles E. Parente	—	*
Thomas E. Zacharias(4)(10)	120,692	*
Mark J. DeCesaris(10)	13,174	*
John D. Miller(10)	—	*
Douglas E. Barzelay(10)	19,886	*

All Directors and Executive Officers as a Group (16 individuals)(2)-(10)	14,521,742	38.32%

*	Less than 1%

(1)	Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as noted, and except for any community property interest owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of which they are identified as being the beneficial owners.

(2)	The amount shown includes 350,000 shares which Mr. Carey has the right to acquire through the exercise of stock options within 60 days under the 1997 Listed Share Incentive Plan.

(3)	The amount shown includes 5,736,506 shares held by W. P. Carey & Co., Inc. for which Mr. Carey is deemed to be the beneficial owner. This amount also includes 332,725 shares which Mr. Carey has the right to acquire through the exercise of stock options within 60 days under the 1997 Listed Share Incentive Plan. This amount also includes 3,010,730 shares which W. P. Carey & Co., Inc. has the right to acquire through the exercise of warrants, which warrants were acquired in connection with the consolidation of certain CPA® REITs with Carey Diversified LLC (the predecessor of W. P. Carey & Co. LLC) in 1998.

(4)	The amount shown includes 75,000 shares which each of these officers has the right to acquire through the exercise of stock options within 60 days under the 1997 Listed Share Incentive Plan.

(5)	The amount shown includes 4,675 shares held by the Faber Family Trust, of which Mr. Faber is a trustee and a beneficiary. It does not include 1,590 shares held by the Faber Foundation.

(6)	The amounts shown includes 4,000 shares which each of these directors has the right to acquire pursuant to stock options exercisable within 60 days under the W. P. Carey & Co. LLC Non-Employee Director Plan.

(7)	The amount shown includes 2,100 shares held in trust for the benefit of Mr. Townsend’s children and grandchildren, with respect to which Mr. Townsend disclaims beneficial ownership.

(8)	The amount shown includes 25,000 shares which Mr. Stoddard has the right to acquire through the exercise of stock options within 60 days under the 1997 Listed Share Incentive Plan.

(9)	The amount shown includes 2,666 shares which each of these directors has the right to acquire pursuant to stock options exercisable within 60 days under the W. P. Carey & Co. LLC Non-Employee Director Plan.

(10)	The amounts shown include 1,174 shares which each executive officer has the right to acquire within 60 days under the Company’s employee stock purchase plan, assuming each individual purchased the maximum number of shares he or she is eligible to purchase and assuming a per-share purchase price of $21.29675 (based on 85% of the price of the Company’s stock on the first day of trading under the semi-annual purchase period).
COMMITTEES OF THE BOARD OF DIRECTORS
      Members of the Board of Directors have been appointed to serve on various committees of the Board of Directors. The Board of Directors has currently established a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee, the functions of which are summarized below. The Board of Directors has also established an Executive Committee, which has the authority, subject to certain limitations, to exercise the powers of the Board of Directors during intervals between meetings of the full Board of Directors, and an Economic Policy Committee, which is available to render advice on economic policy matters affecting the Company.

•	Compensation Committee. The Compensation Committee’s responsibilities include setting compensation principles that apply generally to Company employees; reviewing and making recommendations to the Board of Directors with respect to compensation for Directors; reviewing the compensation structure for all current key executives, including incentive compensation plans and equity-based plans; reviewing goals and objectives relevant to executive officers’ compensation, evaluating the executive officers’ performance, and approving their compensation levels and annual and long-term awards; and reviewing and approving the number of shares, price per share and period of duration for stock grants under any approved share incentive plan. There were six Compensation Committee meetings held during 2005.

•	Audit Committee. The Audit Committee has been established to assist the Board of Directors in monitoring the integrity of the financial statements and management’s report of internal controls over financial reporting of the Company, the compliance by the Company with legal and regulatory requirements and the independence, qualifications and performance of the Company’s internal audit function and independent accountants. Among the responsibilities of the Audit Committee are to engage an Independent Registered Public Accounting Firm, review with the Independent Registered Public Accounting Firm the plans and results of the audit engagement, approve professional services provided by the Independent Registered Public Accounting Firm, review the independence of the Independent Registered Public Accounting Firm and consider the range of audit and non-audit fees. The Committee ratifies the engagement of the internal auditors and reviews the scope of their internal audit plan. The Committee also reviews and discusses with management, the internal auditors and the Independent Registered Public Accounting Firm, the Company’s internal controls and reviews the results of the internal audit program. There were twelve Audit Committee meetings held during 2005.

•	Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including monitoring implementation of W. P. Carey & Co. LLC’s corporate governance policies. In addition, the Committee develops and reviews background information for candidates for the Board of Directors, including those recommended by shareholders, and makes recommendations to the Board regarding such candidates. The Nominating and Corporate Governance Committee met four times during 2005.

      The Board has adopted written charters for each of the Compensation, Audit and Nominating and Corporate Governance Committees, each of which can be viewed on our website, www.wpcarey.com, under the heading “WPC Investor Relations.” Written copies of each may also be obtained upon a request submitted to our Investor Relations department.
      Certain members of the Board are also members of the Investment Committee of Carey Asset Management. The Investment Committee, which provides services both to the Company and to its affiliated CPA® REITs, reviews certain proposed property acquisitions to ensure they satisfy applicable investment criteria. The Investment Committee is not directly involved in originating or negotiating potential investments, but instead functions as a separate and final step in the investment process. Directors of W. P. Carey & Co. LLC who serve on the Investment Committee include Mr. Stoddard, Mr. Coolidge, Mr. Klein, and Mr. von Köller.
Board Meetings and Directors’ Attendance
      There were four regular quarterly Board meetings and three additional meetings held in 2005. No incumbent director attended fewer than 75% of the total number of Board meetings in 2005 held during the time each incumbent was a director. In addition, no incumbent director attended fewer than 75% of the total number of Committee meetings held in 2005 on which such incumbent director served. Under our Corporate Governance Guidelines, each director is required to make every effort to attend each Board meeting and applicable Committee meetings, except in unavoidable circumstances. All of our directors attended our 2005 Annual Meeting.
      The independent directors, at the Board of Directors’ meeting in December 2005, re-elected Charles C. Townsend, Jr. as Lead Director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management will not participate. The Lead Director will serve in this position for a one-year term.

BOARD COMMITTEE MEMBERSHIP ROSTER

							Nominating and		Economic
Name	Executive		Compensation		Audit		Corporate Governance		Policy

Wm. Polk Carey	X
Francis J. Carey	X	*
Gordon F. DuGan	X
George E. Stoddard	X
Charles C. Townsend, Jr.	X		X	*	X
Eberhard Faber, IV			X		X		X	*
Nathaniel S. Coolidge					X	*
Reginald Winssinger			X				X
Lawrence R. Klein							X		X	*
Karsten von Köller									X
Charles E. Parente					X	**

*	Chairman of Committee

**	Financial Expert. If elected, Mr. Parente is expected to be designated as a member of the Audit Committee and qualified as a financial expert. Mr. Ralph F. Verni, who is not standing for re-election, currently serves as a member of the Audit Committee and as its designated financial expert.
      The Board of Directors has determined that all directors who currently serve on the Compensation, Audit and Nominating and Corporate Governance Committees are “independent” as defined in the New York Stock Exchange listing standards and that, if elected, Mr. Parente will also so qualify as independent. That is, the Board of Directors has determined that none of such directors has a relationship to W. P. Carey & Co. LLC that may interfere with his independence from W. P. Carey & Co. LLC and its management.
Compensation of the Board Of Directors
      W. P. Carey & Co. LLC pays its directors who are not its officers fees for their services as directors. Such directors receive annual compensation of $65,000. The annual compensation is comprised of $7,500 in cash payable quarterly, $7,500 payable quarterly in the form of restricted shares or options to purchase shares and a $1,250 cash fee per regular quarterly meeting attended. Messrs. Townsend, Coolidge and Faber each receive an additional $10,000 for serving as the Chairman of the Compensation, Audit and Nominating and Corporate Governance Committees, respectively. Mr. Townsend receives an additional $10,000 for serving as Lead Director. Officers or employees of W. P. Carey & Co. LLC or its subsidiaries who are directors are not paid any director fees. Messrs. Coolidge, Klein and von Koller are independent members of the Investment Committee of Carey Asset Management and receive a fee of $1,500 per Investment Committee meeting. The Non-Employee Directors’ Plan authorizes the issuance of up to 300,000 shares.

Executive Compensation
      All management functions of W. P. Carey & Co. LLC are provided by its wholly-owed subsidiaries, Carey Asset Management and Carey Management Services. All policy-making functions are carried out by executive officers of Carey Asset Management or Carey Management Services. who generally hold the same titles as officers of W. P. Carey & Co. LLC. The following tables set forth compensation information relating to Mr. Wm. Polk Carey and Mr. DuGan and the other executive officers of W. P. Carey & Co. LLC during 2005.
SUMMARY COMPENSATION TABLE

					Long Term Compensation

							Number of
	Annual Compensation				Value of		Securities
					Restricted Stock		Underlying		All Other
	Year	Salary	Bonus		Awards		Options		Compensation(13)

Wm. Polk Carey(1)	2005	$300,000	$650,000	(7)			6,767	(10)	$34,394
Chairman	2004	300,000	1,000,000	(7)	—		8,163	(10)	32,789
	2003	250,000	1,000,000		—		—		33,525
Gordon F. DuGan(2)	2005	600,000	790,905	(7)			15,278	(10)	34,394
President and CEO	2004	600,000	1,649,115	(7)	—		10,980	(10)	32,789
	2003	500,000	1,000,000		—		101,106	(11)	33,525
Thomas E. Zacharias(3)	2005	250,000	600,000	(7)	—		4,506	(10)	34,394
Managing Director and Chief	2004	250,000	600,000		$594,000	(8)	3,150	(10)
Operating Officer	2003	250,000	500,000				221	(10)
Mark J. DeCesaris(4)	2005	143,307	200,000	(7)	—		—		4,725
Managing Director, Acting Chief Financial Officer and Chief Administrative Officer
Douglas E. Barzelay(5)	2005	350,000	300,000		$527,400	(9)	31,597	(12)	34,394
General Counsel
John D. Miller(6)	2005	206,654	200,000	(7)	—		—		34,394
Managing Director and Chief Investment Officer

(1)	Mr. Wm. Polk Carey was Co-CEO until March 2005.

(2)	Mr. DuGan became CEO in March 2005, prior to which he was Co-CEO.

(3)	Mr. Zacharias was elected Chief Operating Officer in March 2005.

(4)	Mr. DeCesaris became Acting Chief Financial Officer, Chief Administrative Officer and Managing Director in November 2005 and had been a consultant to W. P. Carey & Co.’s finance department since May 2005. Included in the amount of salary paid to him in 2005 are consulting fees totaling $114,461 for the period May 2005 to November 2005. His annual rate of salary for 2005 was $250,000.

(5)	Mr. Barzelay joined the Company as General Counsel in January 2005.

(6)	Mr. Miller became a Managing Director in June 2005 and was elected Chief Investment Officer in September 2005. Included in the amount of salary paid to him in 2005 are consulting fees totaling $78,227 for the period January 2005 to June 2005. His annual rate of salary for 2005 was $250,000.

(7)	A portion of the 2004 and 2005 bonus amounts included in this column for Messrs. Wm. Polk Carey and DuGan, and of the 2005 bonus amounts included in this column for Messrs. Zacharias, DeCesaris and Miller, were deferred and are to become payable only if and when CPA®:16 - Global achieves a non-compounded cumulative distribution return to its shareholders of 6%. The amounts so deferred in 2005 were $195,000 for Mr. Wm. Polk Carey, $180,000 for Mr. DuGan, $180,000 for Mr. Zacharias, $60,000 for Mr. DeCesaris and $60,000 for Mr. Miller. Additional amounts of salary and bonus payments reported in this table have been deferred under the Company’s Partnership Equity Unit (“PEP”) Plan.

(8)	Represents an award of 20,000 shares of restricted stock. These shares of restricted stock vested or will vest in six varying annual installments beginning February 15, 2005. The total number of unvested restricted shares held by Mr. Zacharias at December 31, 2005 was 23,000, with a value of $583,280 based on the closing price of $25.36 for the Company’s stock on December 30, 2005.

(9)	Represents an award of 15,000 shares of restricted stock. These shares of restricted stock vested or will vest in four equal annual installments beginning February 15, 2005. The total number of unvested restricted shares held by Mr. Barzelay at December 31, 2005 was 11,250, with a value of $285,300 based on the closing price of $25.36 for the Company’s stock on December 30, 2005.

(10)	Options granted in connection with the Company’s PEP Plan.

(11)	Includes 1,106 options granted in connection with the Company’s PEP Plan, and 100,000 options granted in February 2004 in partial payment of 2003 compensation to Mr. DuGan, exercisable in years five to nine from the date of the grant.

(12)	Includes 1,597 options granted in connection with the Company’s PEP Plan.

(13)	Amounts in this column are contributions by the Company to its profit-sharing plan on behalf of the named executive officers.
OPTIONS GRANTED IN FISCAL YEAR 2005

			% of Total
	Number of		Options		Expiration	Grant Date
Name	Securities		(361,277)	Exercise Price	Date	Present Value(4)

Wm. Polk Carey	6,501	(1)		$29.28	6/30/2015	$11,312
	266	(2)		$25.36	12/31/2015	436
Total	6,767		1.87%			11,748
Gordon F. DuGan	13,026	(1)		$29.28	6/30/2015	22,665
	2,252	(2)		$25.36	12/31/2015	3,693
Total	15,278		4.23%			26,359
Thomas E. Zacharias	3,974	(1)		$29.28	6/30/2015	6,915
	532	(2)		$25.36	12/31/2015	872
Total	4,506		1.25%			7,787
Mark J. DeCesaris	—					—
Total	—		0.00%			—
Douglas E. Barzelay	30,000	(3)		$35.16	1/3/2015	63,600
	1,597	(2)		$25.36	12/31/2015	2,619
Total	31,597		8.75%			66,219
John D. Miller	—					—
Total	—		0.00%			—

Grand Total	58,148		16.10%			$112,113
Total Options Granted	361,277

(1)	These options were granted on 6/30/2005 in connection with the Company’s PEP Plan and vest in equal annual installments on the fifth through the ninth anniversaries of the date of grant.

(2)	These options were granted on 12/31/2005 in connection with the Company’s PEP Plan and vest in equal annual installments on the fifth through the ninth anniversaries of the date of the grant.

(3)	These options were granted on 1/3/2005 and vest in equal annual installments on the fifth through the ninth anniversaries of the date of grant.

(4)	Grant date present values have been calculated using Black-Scholes methodology, using the assumptions detailed below with respect to individual grants. The options granted on 1/3/2005 at a strike price of

$35.16 carry a value of $3.85 per option (utilizing assumptions of weighted average volatility of 20%, weighted average dividend of 6.36%, weighted average life of 8.0 years, and a weighted average risk-free rate of return of 4.36%). The options granted on 6/30/2005 at a strike price of $29.28 carry a value of $3.00 per option (utilizing assumptions of weighted average volatility of 20%, weighted average dividend of 5.68%, weighted average life of 8.5 years, and a weighted average risk-free rate of return of 3.87%). The options granted on 12/31/2005 at a strike price of $25.36 carry a weighted average value of $2.38 per option (utilizing assumptions of weighted average volatility of 20%, weighted average dividend of 6.36%, weighted average life of 8.5 years, and a weighted average risk-free rate of return of 4.38%).

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2005

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year-End		At Fiscal Year-End
	Acquired on	Value
	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Wm. Polk Carey	—	—	332,725	21,748	$1,496,231	$4,159
Gordon F. DuGan	—	—	75,000	133,713	177,000	9,005
Thomas E. Zacharias	—	—	75,000	57,877	177,000	0
Douglas E. Barzelay	—	—	—	31,597	—	0
Mark J. DeCesaris	—	—	—	—	—	—
John D. Miller	—	—	—	—	—	—
EQUITY COMPENSATION PLAN INFORMATION

Weighted-
Average Exercise
	Number of Securities		Price of
	to be Issued Upon		Outstanding	Number of Securities
	Exercise of		Options,	Remaining Available for
	Outstanding Options,		Warrants and	Future Issuance Under
Plan Category	Warrants and Rights		Rights	Equity Compensation Plans

Equity compensation plans approved by security holders	5,269,764	(1)	$22.68	2,157,625
Equity compensation plans not approved by security holders	—		—	316,258	(2)

(1)	Includes warrants to acquire 3,010,730 shares of the Company’s stock, which are held by W. P. Carey & Co., Inc. and were acquired in connection with the consolidation of certain CPA® REITs with the predecessor of the Company in 1998. Of such warrants, 2,284,800 are exercisable at $21 per share and 725,930 are exercisable at $23 per share, in each case until January 2009.

(2)	Consists of shares issuable under the Company’s employee share purchase plan. Eligible employees may purchase shares semi-annually with up to a maximum of 10% of eligible compensation (or $25,000 if less). The purchase price is 85% of the lower of the market price of the Company’s stock on the first and last day of each semi-annual purchase period. The terms of the Plan do not limit the aggregate number of shares subject to purchase during any one purchase period.
Compensation Committee Report on Executive Compensation
      The Compensation Committee’s responsibilities include setting the Company’s executive compensation philosophy and objectives, recommending compensation for non-management Directors, setting the compensation of executive officers, and monitoring the Company’s general compensation programs. Each member of the Compensation Committee is an “independent director” (as defined in the New York Stock Exchange listing standards).

      Principles and Objectives. The Compensation Committee’s overall objective is to maintain a compensation system that fosters the long-term goals of the Company and its shareholders. Central to achieving these goals is the motivation of our senior leadership group to achieve both the Company’s financial and qualitative objectives. Nurturing a management team that works co-operatively to meet the challenges of a constantly-changing world is an important part of the value system of our company, as is our insistence on observance of the highest ethical standards. Our compensation system incorporates quantitative as well as qualitative judgments, in order to encourage not only achievement of tangible goals, but maintenance of consistent standards of teamwork, creativity, good judgment and integrity. We do not rely on rigid formulae but rather seek to exercise our best judgment in taking into account all of the many aspects of performance that make up an individual’s contribution to our Company’s success.
      Practices. Our decisions regarding executive officer compensation are based on quantitative measurements, including growth in funds from operations (FFO), net income, earnings per share, investment volume, assets under management and volume of funds raised, as well as on any non-quantitative goals set at the beginning of each year, and our assessment of each individual’s current and past contributions, and ability to contribute in the future, to enhancing long-term shareholder value. We use base salary, annual bonuses, and stock-based awards, as well as a range of benefits, as tools to help achieve our compensation objectives. Our approach to the mix of compensation among these elements tends to favor variable annual bonus awards over fixed base salary, while also including stock awards and deferred compensation to help promote a long-term perspective and align management’s interest with that of shareholders. In making discretionary awards — primarily of cash bonuses, but also from time to time of stock-based compensation — we first review the Company’s performance both as compared with prior years specifically noting the factors listed above and also against financial goals that are set at the beginning of each year, to help assure that our executives remain keenly focused on achieving those objectives. We also review such additional factors as progress toward achieving non-financial goals and long-term objectives, unforeseen changes in the Company’s operating environment during the current year and the Company’s performance over a multi-year period. We then review individual factors, which include the nature, scope and level of the individual’s responsibilities, and any individual goals established for an executive or special responsibilities undertaken during the year, and make judgments about the individual’s contributions to the Company’s overall performance. As part of this process, we evaluate the executive’s leadership, teamwork, and commitment to the values of the organization. This review includes both self-evaluations as well as assessments, where applicable, by direct supervisors.
      Our process begins each year with a review, assisted by our independent compensation consultant, of market data concerning compensation of executives in comparable positions, including both overall compensation levels and individual components of that compensation. These data are used in setting base salaries for the coming year. In reviewing market compensation data for this and other purposes, our intention is to assure that our total compensation remains both competitive and appropriate in light of market practices.
      As part of our process for setting individual bonuses, we also begin early in the year by reviewing the Company’s financial and non-financial goals for the coming year. Individual bonuses are then determined after the close of each year. We do not in each case set individual target bonus ranges, but do review — again with the assistance of our independent compensation consultant  — updated comparative market data on compensation. We then review the Company-wide and individual performance factors described above, to arrive at a judgment concerning individual bonus awards.
      We also evaluate whether to make any stock-based awards. These awards, when made, consist primarily of grants of restricted stock and options. We monitor market compensation data regarding the levels of stock-based compensation awards to executives in comparable positions, but do not make annual grants as a matter of course. We may make individual grants in lieu of or in addition to cash compensation, as incentives for achievement of long-term strategic goals, or in other special circumstances such as the hiring or promotion of an executive.
      Also, although not an aspect of cash or incentive compensation, the Company seeks to attract and retain executives by providing a variety of benefit plans and programs, including a profit-sharing plan and a 401(k) plan (both of which are open to all eligible employees), an employee stock purchase plan under which all eligible employees may purchase certain amounts of Company stock at a discount, and a deferred compensation plan, as well as by providing perquisites. These benefits are generally designed to be competitive with those provided by other companies with which we compete for talent.

Compensation for 2005
      Base Salary. In January 2005, and as noted above, we reviewed, with the assistance of our independent compensation consultant, market data concerning base salaries and total cash compensation levels for similarly situated executives, at a peer group of publicly-traded REITs, based on available information for the year 2003 (the latest year for which such data was then available). Following this review, and consistent with our view of placing relatively greater emphasis on incentive compensation, we did not increase base salaries for the named executive officers. At the request of Mr. Wm. Polk Carey, his base salary has for many years been set well below competitive levels.
      Bonuses. Bonus payments for 2005 reflected our evaluation of both the Company’s and the individual executive’s performance as well as the individual’s responsibilities, as discussed above. We first reviewed financial results for 2005 as compared with 2004, both on an absolute basis and as adjusted for the effect of the merger of CIP® and CPA®:15 during 2004, as such events are not expected to occur every year. Taking into account this adjustment, overall operating results for 2005 increased slightly over 2004. However, we also reviewed the Company’s asset growth, investment volume, level of fundraising for the CPA® REITs, and funds from operations (FFO) growth during 2005, where overall performance fell short of the Company’s targets. Based on these evaluations, we generally awarded year-end bonuses at lower levels than for 2004. In the case of Mr. Carey, his bonus was decreased from $1,000,000 in the prior year to $650,000, and Mr. DuGan’s bonus was decreased from $1,000,000 to $600,000 (in each case, excluding amounts relating to his leadership of the Company’s Investment Department through June 2005. We also determined that there would be a 30% deferral of bonuses for Mr. Carey, Mr. DuGan, Mr. Zacharias, Mr. DeCesaris and Mr. Miller. These annual bonuses are being deferred, together with bonus payments to officers in the Investment Department generally, and will become payable if and when CPA®:16 — Global achieves a non-compounded cumulative 6% distribution return to its shareholders, which in turn will trigger payment of deferred advisory fees to the Company.
      Stock-based awards. During 2005, Mr. Barzelay received an award of restricted stock and options in connection with his hiring. Other than regular awards of options that are made in connection with amounts of compensation deferred under the Company’s PEP Plan, there were no additional stock-based awards to executive officers for 2005.
      The Company has been advised by counsel that it is not subject to Section 162(m) of the Internal Revenue Code.

Submitted by the Compensation
Committee:

Charles C. Townsend, Jr., Chairman
Eberhard Faber, IV
Reginald Winssinger

Employment Agreements
      Gordon F. DuGan, Chief Executive Officer, serves pursuant to an employment agreement entered into with W. P. Carey & Co., Inc. on April 7, 1997, which has been assumed by the Company, and which agreement contemplates services to be rendered for the Company and its subsidiaries. Mr. DuGan’s employment term under this agreement was initially through December 31, 2001, but automatically renews each year for an additional one-year period unless affirmatively terminated with 90-days’ advance notice by either him or by the Company. The agreement provides for him to receive base salary (at least at the rate in effect in 1997, but which may be increased) and incentive compensation to be set by the Company. The agreement provides for participation in benefit programs, for reimbursement of reasonable business expenses, and for indemnification from claims arising out of his performance of services for the Company and its subsidiaries.
      Mr. DuGan’s agreement provides that upon termination of employment on account of death, disability (as defined in the agreement), or for cause, payment is to be made of unpaid salary and other compensation (including disposition fees) already earned, along with payment of vested employee benefits. In the event of involuntary termination without cause (other than a termination due to disability or death), termination by Mr. DuGan with good reason, and voluntary termination of employment by Mr. DuGan within one year after a change of control, the agreement also provides for severance benefits to be paid on a monthly basis until the earlier of the first anniversary of the Mr. DuGan’s termination of employment or the violation of any of the agreement’s non-compete, confidentiality, or nonsolicitation requirements. Each monthly severance payment will equal the sum of Mr. DuGan’s monthly base salary as in effect immediately before his termination of employment, and an amount equal to 1/12 of any commission, disposition fees, and other incentive payments (including bonuses) paid to him during the 12 month period ending at the end of the month preceding the termination of employment. The amount of any severance payments, however, will be reduced by 75% of any amounts paid to him for services, whether as an employee, consultant or otherwise, during the period that severance benefits are payable. The agreement also currently states that, rather than paying severance monthly, the employer can pay a lump sum equal to a discounted present value of the severance payments to be paid.
      For purposes the agreement, prior to a change in control, Mr. DuGan may only be treated as having terminated employment for good reason if the Company has materially breached its obligations under the agreement. After a change in control, Mr. DuGan will generally be treated as having terminated employment for good reason if he terminates employment within 90 days following any of the following (if they occur without his consent and are not timely cured): a material adverse change in his duties and responsibilities, a reduction in his base salary (other than a proportionate adjustment applicable generally to similarly situated executives), or the relocation of his principal place of business to a location more than 35 miles outside of Manhattan, New York. Under the agreements, a change in control will generally occur if a majority of the members of the Board of the Company is not made up of individuals nominated by the Board or by members of the family of Wm. Polk Carey or by the board of certain related entities. After a change in control, the list of activities that can result in an involuntary termination being treated as being a termination for cause is limited. The agreement includes provisions barring certain competitive activities for up to 18 months following termination of employment, and barring solicitation of certain Company employees for two years following termination of employment.
      Mr. DuGan’s employment agreement has previously been disclosed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Audit Committee Report
      The Audit Committee of the Board of Directors reports as follows with respect to the audit of W. P. Carey & Co. LLC’s fiscal 2005 audited financial statements and management’s report of internal controls over financial reporting.
      The audit functions of the Committee focus on the adequacy of W. P. Carey & Co. LLC’s internal controls and financial reporting procedures, the performance of W. P. Carey & Co. LLC’s internal audit function and the independence and performance of W. P. Carey & Co. LLC’s independent accountants, PricewaterhouseCoopers LLP. The Committee meets periodically with management to consider the adequacy of internal controls and the objectivity of W. P. Carey & Co. LLC’s financial reporting. The Committee discusses these matters with appropriate internal financial personnel as well as independent accountants. The Committee held four regularly scheduled quarterly meetings during 2005, and also met eight additional times.
      Management has primary responsibility for W. P. Carey & Co. LLC’s financial statements and management’s report of internal controls over financial reporting and the overall reporting process, including W. P. Carey & Co. LLC’s system of internal controls. The independent accountants audit the annual financial statements and management’s report of internal controls over financial reporting prepared by management, express an opinion on the conformity of the audited financial statements and management’s report of internal controls over financial reporting with accounting principles generally accepted in the United States of America and discuss with the Committee any issues they believe should be raised with us. The Committee monitors these processes, relying without independent verification on the information provided to us and on the representations made by management and the independent accountants.
      The Committee has reviewed and discussed the audited financial statements and management’s report of internal controls over financial reporting with the management of W. P. Carey & Co. LLC. The directors who serve on the Audit Committee are all “independent” as defined in the New York Stock Exchange listing standards and applicable rules of the Securities and Exchange Commission. That is, the Board of Directors has determined that none of us has a relationship to W. P. Carey & Co. LLC that may interfere with our independence from W. P. Carey & Co. LLC and its management.
      The Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the accountants the accountants’ independence from W. P. Carey & Co. LLC. Based on review and discussions of the audited financial statements and management’s report of internal controls over financial reporting of W. P. Carey & Co. LLC with management and discussions with the independent accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s report of internal controls over financial reporting for the fiscal year ended December 31, 2005 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Board of Directors has adopted a formal written charter for the Audit Committee, which charter is reviewed annually.

Submitted by the Audit Committee:

Nathaniel S. Coolidge, Chairman
Eberhard Faber, IV
Charles C. Townsend, Jr.
Ralph F. Verni
Financial Expert
      The Board of Directors has determined that Charles E. Parente, who is a candidate for election as an independent director and, if elected, is expected to become a member of the Audit Committee, is a “financial expert” as defined in Item 401 of Regulation S-K under the Securities Act of 1933, as amended, replacing Ralph F. Verni.

Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2005 and 2004
      The following table sets forth the approximate aggregate fees billed to W. P. Carey & Co. LLC during fiscal years 2005 and 2004 by PricewaterhouseCoopers LLP, categorized in accordance with SEC definitions and rules:

	2005	2004

Audit Fees(1)	$640,700	$429,600
Audit Related Fees(2)	61,100	229,800
Tax Fees(3)	1,069,800	1,121,200
All Other Fees(4)	—	—

Total Fees	$1,771,600	$1,780,600

(1)	Audit Fees: This category consists of fees for professional services rendered for the audit of W. P. Carey & Co. LLC’s fiscal 2005 and 2004 financial statements and management’s report of internal controls over financial reporting included in the Annual Reports on Form 10-K (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), the review of the financial statements and management’s report of internal controls over financial reporting included in the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2005 and 2004, and other audit services including certain statutory audits and SEC registration statement review and the related issuance of comfort letters and consents.

(2)	Audit Related Fees: This category consists of audit related services performed by PricewaterhouseCoopers LLP and includes primarily services in connection with the audit of the benefit plan. For 2004 this category also includes services related to the Section 404 internal control readiness assistance.

(3)	Tax Fees: This category consists of fees billed to W. P. Carey & Co. LLC by PricewaterhouseCoopers LLP for tax compliance services and consultation in connection with transactions.

(4)	All Other Fees: No fees were billed for other services rendered by PricewaterhouseCoopers LLP for the years ended 2005 and 2004.
Pre-Approval Policies
      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent accountant and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent accountant in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. For fiscal year 2005, pre-approved non-audit services included all of those services described above for “Audit Related Fees” and “Tax Fees.”
SHAREHOLDER PROPOSALS AND OTHER COMMUNICATIONS
Shareholder Proposals
      The date by which shareholder proposals must be received by W. P. Carey & Co. LLC for inclusion in proxy materials relating to the 2007 Annual Meeting of Shareholders is December 15, 2006.
      In order to be considered at the 2007 Annual Meeting, shareholder proposals, including shareholder nominations for director, must comply with the advance notice and eligibility requirements contained in W. P. Carey & Co. LLC’s By-Laws. The By-Laws provide that shareholders are required to give advance notice to W. P. Carey & Co. LLC of any business to be brought by a shareholder before an annual shareholders’ meeting. For business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice thereof to the Secretary of W. P. Carey & Co. LLC. In order to be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
      The notice shall set forth:

•	as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder, as they may appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of W. P. Carey & Co. LLC which are owned beneficially and of record by such shareholder and such beneficial owner.
      A copy of the Company’s By-Laws is available upon request. Such requests and any shareholder proposals should be sent to Susan C. Hyde, Secretary, W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020. These procedures apply to any matter that a shareholder wishes to raise at the 2007 Annual Meeting, including those matters raised other than pursuant to 17 C.F.R. § 240.14a-8 of the rules and regulations of the SEC. A shareholder proposal that does not meet the above requirements will be considered untimely, and any proxy solicited by W. P. Carey & Co. LLC may confer discretionary authority to vote on such proposal.
Communication with the Board
      Shareholders who wish to send communications on any topic to the Board, the Lead Director or the independent directors as a group may do so by writing to the Lead Director, W. P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020. The Nominating and Corporate Governance Committee has approved a process for handling communications to the Board in which the Corporate Secretary, Susan C. Hyde, monitors communications from shareholders and provides copies or summaries of such communications to the directors as she considers appropriate. The Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Ms. Hyde is responsible for monitoring communications from shareholders and for providing copies or summaries of such communications to the directors as she considers appropriate.

PERFORMANCE GRAPH
      The graph below provides an indicator of cumulative shareholder returns for W. P. Carey & Co. LLC as compared with the S&P 500 Stock Index and the NAREIT Equity Index.
DIRECTOR INDEPENDENCE
      In March 2004, the Board of Directors adopted W. P. Carey & Co. LLC’s Corporate Governance Guidelines. The Guidelines adopted by the Board meet or exceed the listing standards adopted during that year by the New York Stock Exchange. The Guidelines can be found in the “WPC Investor Relations” section of W. P. Carey & Co. LLC’s website (www.wpcarey.com). A copy may also be obtained upon request from our Secretary, Susan C. Hyde.
      Pursuant to the Guidelines, the Board undertook its annual review of director independence in March 2006. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and W. P. Carey & Co. LLC and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
      The New York Stock Exchange also requires that the Board of Directors determine whether a director is “independent” for purposes of the Exchange’s listing standards. The Nominating and Corporate Governance Committee has asked each director to specify in writing the nature of any material relationships the director may have with the Company, including, but not limited to, any relationships that would specifically preclude a finding of “independence” under the Listing Standards. Upon review of these disclosures, the Board has affirmatively determined that none of the directors noted as “independent” in this proxy statement has a material relationship with W. P. Carey & Co. LLC that would preclude such director’s independence.
      As a result of this review, the Board has affirmatively determined that Messrs. Coolidge, Faber, Klein, Townsend, von Köller and Winssinger are, and Mr. Parente if elected will be, independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. Messrs. Wm. Polk

Carey, Francis Carey, DuGan and Stoddard are considered affiliated directors because of their relationship to, or current or former employment as senior executives of, W. P. Carey & Co. LLC and its affiliates.
CODES OF ETHICS
      W. P. Carey & Co. LLC’s Board of Directors has adopted a Code of Ethics which sets forth the standards of business conduct and ethics applicable to all of our employees, including our principal executive officers and directors. The Board of Directors has also adopted a Code of Ethics for Chief Executive Officers, which contains additional standards for senior officers. Both of these codes are available on the Company’s website (www.wpcarey.com) in the “WPC Investor Relations” section. We also intend to post amendments to or waivers from the Code of Ethics (to the extent applicable to our chief executive officer, principal financial officer and principal accounting officer) or to the Code of Ethics for Chief Executive Officers at this location on the website. Francis J. Carey has been appointed the Company’s Chief Ethics Officer.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Payments to W. P. Carey & Co. LLC from Related Parties
      The Company and its subsidiary, Carey Asset Management, receive compensation as the advisor to the four affiliated CPA® REITs. During 2005, the CPA® REITs retained the Company or Carey Asset Management to provide advisory services in connection with identifying and analyzing prospective property investments as well as providing day-to-day management services. For services provided to each of CPA®:12; CPA®:14 and CPA®:15, the advisor earns asset management compensation and performance compensation, each equal to a percentage of average invested assets. The payment of the performance compensation, however, is subordinated to specified returns to shareholders. During 2005, the asset management and performance compensation earned by the advisor totaled $41.374 million, of which approximately half, representing the performance compensation, was paid in restricted shares of the applicable CPA® REIT. For services provided to CPA®:16 – Global, the advisor earns asset management compensation equal to a percentage of the average invested assets of CPA®:16 – Global, of which one-half is deferred until a threshold return to investors has been achieved. During 2005, the asset management compensation paid to the advisor was $3.698 million, and an additional $3.698 million will become payable only if the threshold is met. In addition, during 2005, in return for performing services related to the CPA® REITs’ real estate purchases, the advisor earned structuring, development, acquisition and mortgage placement compensation of $35.365 million, payment of $15.478 million of which was subordinated and deferred. During 2005, the CPA® REITs paid $8.311 million to the advisor in respect of previously subordinated and deferred compensation plus interest thereon. During 2005, CPA®:16 – Global paid an acquisition expense allowance of $2.903 million to the advisor in connection with the completion of acquisitions. Also during 2005, Carey Financial, LLC, an affiliate of W. P. Carey & Co. LLC, became entitled to receive sales commissions and selected dealer fees of $4.706 million and $16,700, respectively, which were, in turn, reallowed to unaffiliated broker/ dealers, in connection with CPA®:16 – Global’s best efforts offering of common stock. CPA®:16 – Global also reimbursed the advisor for certain of its expenses related to such offering during 2005, in the aggregate amount of $3.834 million. Because the CPA® REITs do not have their own employees, the advisor employs, directly and through its affiliate, Carey Management Services, officers and other personnel to provide services to the CPA® REITs. During 2005, $7.105 million was paid to the advisor by the CPA® REITs to cover such personnel expenses, which amount includes both cash compensation and employee benefits. Under a similar arrangement, W. P. Carey & Co., Inc. paid $763,000 in 2005 to Carey Asset Management for the expenses of personnel who performed services for W. P. Carey & Co., Inc. In addition, pursuant to a cost-sharing arrangement among the advisor, the CPA® REITs, W. P. Carey & Co., Inc. and other affiliates of the advisor, each pays its proportionate share, based on adjusted revenues, of office rental expenses at 50 Rockefeller Plaza and of certain other overhead expenses.

Livho, Inc. Transaction
      In connection with the consolidation of the nine CPA® partnerships in 1998, W. P. Carey & Co. LLC obtained a hotel in Livonia, Michigan which was not subject to a lease. W. P. Carey & Co. LLC would be taxed as a corporation if it received more than a small percentage of its income from the operation of a hotel. In order to avoid taxation as a corporation, W. P. Carey & Co. LLC in 1998 leased the hotel to Livho Inc., a corporation wholly-owned by Francis J. Carey, its chairman, pursuant to a two-year lease which was subsequently modified and extended. Livho Inc.’s rent for 2005 was $1.2 million. Livho, Inc.’s net loss for 2005 was approximately $400,000. Francis J. Carey, as sole shareholder, did not receive a dividend payment from Livho, as excess cash flow was applied to rental arrearages due to W. P. Carey & Co. LLC. In March 2005, the Company approved a plan to sell this property. In the fourth quarter of 2005 the Company terminated its plan to sell the property and entered into an agreement with the proposed buyer to upgrade and manage the facility on a fee basis.
Reginald Winssinger Investments
      W. P. Carey & Co. LLC director Reginald Winssinger and members of his family are co-investors with W. P. Carey & Co. LLC in several of the Company’s properties that are located in France. Specifically, Mr. Winssinger and/or his family members purchased, at the time of and on the same terms as the purchase of the properties by W. P. Carey & Co. LLC: (i) a 7.2% ownership interest in the properties leased to multiple tenants in Pantin, France for an original investment of $139,000, (ii) a 7.2% ownership interest in the property leased to Tellit Assurances for an original investment of $76,289, (iii) a 7.2% ownership interest in the property leased to Direction Regional Des Affaires Sanitaires et Sociales for an original investment of $39,552, (iv) a 5.8% ownership interest in the property leased to Societe de Traitements DSM Food Specialties for an original investment of $45,826 and (v) a 15% ownership interest in the properties leased to Bouyges Telecom SA for an original investment of $525,383. These properties were purchased between May 1998 and December 2001.
PROPOSAL TWO
AMENDMENT OF THE W. P. CAREY & CO. LLC AMENDED
AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
      W. P. Carey & Co. LLC’s Amended and Restated Limited Liability Company Agreement, which we refer to as the Agreement, currently requires the approval of shareholders representing more than 50% in interest of the total outstanding shares in the event of a sale or disposition of “all or substantially all” of the assets of the Company at any one time.
      In April 2005, the Board of Directors unanimously approved and adopted, subject to shareholder approval, amendments to the Agreement to conform, in pertinent part, the Agreement’s sale of assets provisions to corresponding provisions of the Delaware General Corporation Law.

Proposed amendment
      The proposed amendment conforms with slight modification the language of that provision to similar language found in the Delaware General Corporation Law. Section 6.2(b) of the Agreement currently provides that any one of the following events requires the approval of the Board of Directors and the vote of the shareholders of more than 50% in interest of the Company’s total outstanding shares:

•	any sale or disposition of “all or substantially all” of the assets of the Company at any one time;

•	any merger or consolidation of the Company; or

•	any vote to dissolve the Company.
      The proposed amendment would tailor the sale of assets provision to the language of a corresponding provision in section 271 of the Delaware General Corporation Law, so as to read: “any sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company, including its goodwill and its corporate franchises.” The remaining provisions in section 6.2(b) relating to a merger or consolidation and to a vote to dissolve the Company will not be affected.
      In addition, Section 271 of the Delaware General Corporation Law provides that the sale of “all or substantially all” assets is exempt from the requirement of a shareholder vote if the sale is made to a wholly-owned subsidiary and provides that, for purposes of section 271, the property and assets of any subsidiary of the corporation are deemed the property and assets of the corporation. See DGCL § 271(c). The existing Agreement does not contain this provision. The proposed amendment will incorporate this provision with one slight modification: no shareholder vote will be required if the sale is made to wholly-owned as well as substantially wholly-owned subsidiaries. This variance from Section 271 is intended to permit transfers to subsidiaries that, for tax or other reasons, have immaterial minority shareholders.
      The foregoing is only a summary of the proposed amendment to the sale of assets provision of the Agreement. A detailed comparison of the existing and proposed provision is attached as Appendix A. The proposed amendment to the Amended and Restated Limited Liability Company Agreement must be approved by the holders of a majority of the outstanding shares entitled to vote at the annual meeting.
      The Board of Directors believes that it would be beneficial to the Company and its shareholders to implement the proposed amendment, which would facilitate beneficial internal movements of assets by making it clear that the Company is not required to submit each substantial intra-group movement to a vote of shareholders. For example, under the existing sale of assets provision, a movement of substantially all of the Company’s assets to a lower tier holding company might raise the question of whether it requires a shareholder vote, with its attendant potential costs and delays, notwithstanding the insignificance of the transaction from a shareholder’s perspective. Although the Company is currently considering an internal movement of assets, it has not determined whether to proceed with it.
      In addition, by adopting in large part the sale of assets provision of the Delaware General Corporation Law, the Company will clearly confirm its intention to opt into the extensive Delaware law jurisprudence relating to that provision. That jurisprudence is helpful because it interprets and clarifies the meaning of the provision and applies it to specific factual scenarios that may arise in the future. Reference to that jurisprudence will help to further delineate the rights and obligations of the Company and the shareholders.
      For example, both the existing sale of assets provision and the proposed amendment require shareholder approval in the event of a sale of “all or substantially all” of the Company’s assets. What constitutes “all or substantially all” of the Company’s assets is not made explicit in the Agreement. By contrast, case law under the Delaware General Corporation Law has developed an elaborate two-pronged qualitative and quantitative test for determining whether “all or substantially all” assets of a corporation’s assets are sold. This test has been applied in numerous factual situations and would provide helpful guidance to the Company in determining whether a vote of the shareholders must be taken before a proposed sale of assets may be conducted in the ordinary course of business.
      Adoption of the proposed amendment will, to the extent the current language could be interpreted as requiring shareholder approval for internal reorganizations, result in a reduction in direct shareholder control.
      The Board of Directors unanimously recommends a vote “FOR” approval of the proposed amendment to the Amended and Restated Limited Liability Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Based on a review of its records and written representations, W. P. Carey & Co. LLC believes that during 2005, its officers and directors complied with the beneficial ownership reporting requirements of the Securities Exchange Act.
INDEPENDENT PUBLIC ACCOUNTANTS
      From W. P. Carey & Co. LLC’s inception, it has engaged the firm of PricewaterhouseCoopers LLP as its Independent Registered Public Accounting Firm. It is in the process of engaging PricewaterhouseCoopers LLP as auditors for 2006. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement, if he or she desires to do so, and to respond to appropriate questions from shareholders.
INCORPORATION BY REFERENCE
      The Amended and Restated Limited Liability Company Agreement of W. P. Carey & Co. LLC in effect as of the date hereof (the “existing agreement”) is attached as Appendix B to W. P. Carey & Co. LLC’s Definitive Proxy Statement (No. 001-13779) dated April 29, 2005, and is incorporated herein by reference. W. P. Carey & Co. LLC will provide, without charge to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of the existing agreement.

APPENDIX A

6.2	Voting Rights of Shareholders; Authority of Board of Directors.
      (a) The Board of Directors, in its sole discretion, has full, complete and exclusive right, power and authority in the management and control of the Company’s business to do any and all things necessary to effectuate the purpose of the Company; except, however, as expressly set forth herein. The members of the Board of Directors shall devote such time as is necessary to the affairs of the Company, and shall receive such compensation from the Company and such reimbursement for expenses as is permitted by the Bylaws. No Person dealing with the Board of Directors shall be required to determine its authority to make any undertaking on behalf of the Company or to determine any facts or circumstances bearing upon the existence of such authority.
      (b) Notwithstanding Section 6.2(a) above, but subject to Section 10.1(a), Article 12 and Article 13 hereof, any ~~sale or other disposition of all or substantially all of the assets~~ of the ~~Company at any one time, any merger or consolidation of the Company (where the Company is not the surviving Entity) or vote to dissolve the Company must, (i)~~following must, (x) receive the approval of the Board of Directors, and ~~(ii)~~(y) receive the vote, at a duly held meeting, of more than 50% in interest of the total then -issued and outstanding Shares (or, in the case of a written Consent without a meeting, more than 50% in interest of the total of such then-issued and outstanding Shares) (or such greater percentage as is then required under the Act~~.~~):

(i) any sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company, including its goodwill and its corporate franchises;

(ii) any merger or consolidation of the Company (where the Company is not the surviving Entity); or

(iii) any vote to dissolve the Company.
      (c) For purposes of this subsection and subsection (b) only, the property and assets of the Company include the property and assets of any subsidiary of the Company. As used in this subsection, “subsidiary” means any entity wholly-owned and controlled or substantially wholly-owned and controlled, directly or indirectly, by the Company and includes, without limitation, corporations, partnerships, limited partnerships, limited liability partnerships, limited liability companies, and/or statutory trusts. Notwithstanding subsection (b)(i) of this section, no resolution by the Shareholders or Members shall be required for a sale, lease, exchange or other disposition of property and assets of the Company to a subsidiary or among its subsidiaries.
      (d) ~~(c)~~ Subject to Sections 7.2(a) and 7.2(b) and Articles 12 and 13 hereof, the vote, at a duly held meeting, of more than 50% interest of the total then issued and outstanding Shares (or, in the case of a written Consent without a meeting, more than 50% in interest of the total of such then-issued and outstanding Shares) shall be able to remove any Director and elect a replacement therefor. If such Shareholders intend to vote to remove a Director pursuant to this Section 6.2(~~c~~d), they shall provide the removed Director with notice thereof, which notice shall set forth the date upon which such removal is to become effective.
      (e) ~~(d)~~ The annual meeting of the holders of Shares of the Company for the election of Directors and for the transaction of such other business as properly may come before such meeting shall be held in accordance with the Bylaws. Subject to the provisions of Article 13 relating to meetings of Shareholders and related subjects, the Bylaws shall govern matters relating to, among other things, annual and special meetings, notice, waiver of notice, adjournment, proxies, written consents, procedures, and telephonic meetings, to the extent not inconsistent with this Agreement.
      (f) ~~(e)~~ Notwithstanding any other provision of this Agreement, Shareholders have voting rights with respect to a particular matter (to the extent provided herein with regard to categories of Shareholders permitted to vote on particular matters, and otherwise) only after such matter has first been approved by the Board of Directors, except with regard to (i) the removal of a Director (and the election of a replacement therefor) as provided in this Agreement, (ii) the amendment of this Agreement, (iii) any matter as to which any Share plan or Share incentive plan adopted by the Company provides otherwise, and (iv) any matter

A-1

presented at a special meeting of Shareholders called upon the written request of holders of at least 10% of the outstanding Shares.
      (g) ~~(f)~~ For purposes of this Agreement, in order for a meeting of Shareholders to be considered duly held with regard to a particular question, a quorum of more than 50% in interest of the Shares which are entitled to vote at such meeting on the particular question must be present (in person or by proxy).

A-2

W. P. CAREY & CO. LLC
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
JUNE 7, 2006
The shareholder(s) hereby appoint(s) Mark J. DeCesaris and Thomas E. Zacharias, and each of them, with full power of substitution, as proxy to vote all listed shares of W. P. Carey & Co. LLC that the shareholder(s) is/are entitled to vote at the 2006 Annual Meeting of Shareholders of W. P. Carey & Co. LLC to be held at The New York Hilton Hotel, 1335 Avenue of the Americas, New York, New York on Wednesday, June 7, 2006 at 2:00 p.m., and any adjournment or postponement thereof.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED LIMITED LIABILITY AGREEMENT.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

COMMENTS:

(If you noted any Comments above, please mark
corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

MELLON INVESTORS SERVICES
85 CHALLENGER ROAD
RIDGEFIELD, NJ 07663
VOTE BY INTERNET — WWW.PROXYVOTE.COM
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by W. P. Carey & Co. LLC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to W. P. Carey & Co. LLC, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

WPCRY1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

W. P. CAREY & CO. LLC

VOTE ON DIRECTORS

1.	To elect eleven directors for the following year.

Nominee: UPDATE

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on this line. _____________________

2.	To amend and restate the W. P. Carey & Co. LLC Amended and Restated Limited Liability Company Agreement to conform the provision regarding sales of assets to a corresponding provision of the Delaware General Corporation Law
FOR ☐	AGAINST ☐

To transact such other business as may properly come before the meeting.

For comments, please check this box and write the changes on the back where indicated. ☐
Please indicate if you plan to attend this meeting	☐	☐

	YES	NO

Signature [PLEASE SIGN WITHIN BOX]           Date

Signature (Joint Owner)                                Date